Exhibit 99.1

CONTACT: Stephanie McCarty

Taylor Morrison

1 (480) 376-0661

smccarty@taylormorrison.com

FOR IMMEDIATE RELEASE:

Homebuilder Joins the One Percent of U.S. Public Companies with Majority Female Boards

Taylor Morrison adds veteran New York Times executive Denise Warren and former Banana Republic Global President Andi Owen as directors

Scottsdale, Ariz., July 19, 2018—National homebuilder and developer Taylor Morrison Home Corporation (NYSE: TMHC) today announced the appointment of veteran New York Times executive Denise Warren and former Banana Republic Global President Andrea (Andi) Owen to its board of directors, creating the first majority female board among public homebuilders.

Together with the board’s two existing female directors—longtime homebuilding executive Anne Mariucci and Chairman and CEO Sheryl Palmer—the appointment of Warren and Owen brings Taylor Morrison’s current board makeup to a 4:3 female-to-male ratio, a figure only shared by a handful of U.S publicly traded companies. Among the nearly 4,800 companies listed on the NYSE and Nasdaq, fewer than one percent (0.4 percent) have majority-female boards, while approximately 14 percent have only one female director and 29 percent have zero. What’s more, recent studies show that companies with a higher representation of female board directors attained significantly higher financial performance, on average, than those with the lowest representation.

“Becoming a fully floated company earlier this year brought forward many exciting opportunities, but chief among them was designing our board with independent leaders,” said Taylor Morrison Chairman and CEO Sheryl Palmer. “We never set out to meet quotas when it comes to recruiting and diversity, but as Denise and Andi emerged as the top candidates in our board search, not only do we benefit from their expertise in reaching customers in the digital age and making homebuilding the ultimate retail experience, we make a dent in the lack of boardroom diversity in corporate America at large.”

From 2013 to early 2018, Taylor Morrison’s board consisted primarily of private equity sponsors and independent directors from renowned financial and consulting firms. “The skillset both Denise and Andi bring to the table are wonderful complements to the current board’s deep-rooted financial acumen,” added Palmer. “While I feel our new board structure is sound, I’m certain that over time we’ll continue to add highly differentiated and skilled directors for the betterment of the organization.”

Former New York Times and Tribune Publishing executive Denise Warren brings to the board a wealth of knowledge around creating online consumer experiences and expertise in digital transformation and innovation. Best known for launching and leading The New York Times digital subscription business and ushering in the industry standard for monetizing premium online content, Warren also has extensive experience creating a range of successful digital products—appealing to various consumer segments—and managing digital sales organizations.

“The draw to homebuilding for me is two-fold,” said Warren. “First, it’s an innately fascinating industry we can all relate to—everyone cares about where they live—and, second, it’s an industry that is just finding its footing when it comes to innovation. The runway for creating digital solutions that meet customers’ needs throughout the homebuilding experience is seemingly endless.”

Andi Owen joins the Taylor Morrison board with a career’s worth of retail experience. For 25 years she served in a variety of leadership roles among the family of brands under Gap, Inc., including Banana Republic and Old Navy. Most recently, Owen served as Banana Republic’s Global President where she was charged with reinvigorating the brand’s shopping experience in-stores and online. Prior to that role, Owen served as executive vice president for Gap Global Outlet and senior vice president for Banana Republic Factory Stores.

“Having spent my entire career in retail, I see so many similarities between buying consumer goods and buying a home,” said Owen. “People forget homebuilding is a retail experience, and it’s one with a long-tailed buying, selection and delivery process—meaning even more time and opportunity to engage with the customer and understand what is most important to them throughout the journey.”

Understanding the wants and needs of millennials—a generation more prevalent today in the workforce and one that has purchased more homes in the last five years than any other consumer group—continues to be an area of focus for Taylor Morrison. The vast experience both Warren and Owen bring in targeting the millennial population using unique and disruptive tactics will guide Taylor Morrison in reaching this population that has only just begun to purchase homes.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE:TMHC) is a leading national homebuilder and developer that has been recognized as the 2016, 2017 and 2018 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Ariz., we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and distinctive detail while delivering on the Taylor Morrison standard of excellence.

For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

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